Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2012 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 13 Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the third quarter and nine months ended June 30, 2012.

For the quarter ended June 30, 2012, the Company recorded a net loss of $170,975 or 12 cents per share, compared with a net loss of $125,949 or 10 cents per share, in the same period a year ago. Sales in the third quarter were $1,271,803, compared with $1,276,544 a year ago.

In the first nine months, the Company reported a net loss of $578,896 or 43 cents per share, compared with a net loss of $657,612 or 52 cents per share, in the same period a year ago. Sales were $3,631,842, down 2%, compared to $3,702,083 a year ago.

Robert L. Bauman, President and CEO, said, "The third quarter operating results were disappointing primarily due to an unexpected change in relationship with a significant customer that has delayed some orders. However, compared to last year our revenue stream has stabilized and improved in several key markets. We are hopeful that the significant OEM project we have been working on will provide positive operating results later in the calendar year." He went on to say, "We anticipate the business climate in the markets we serve will continue to show signs of improvement.”

Backlog at June 30, 2012 was $574,000, a decrease of 4% from the backlog of $600,000 a year earlier. The decrease was due to decreased orders in automotive diagnostic products of $69,000, specifically, $158,000 for emissions products and $49,000 for aftermarket products offset in part by an increase $138,000 for OEM products. In addition, indicators and gauges increased by approximately $43,000. The Company estimates that approximately 84% of the current backlog will be shipped in the last quarter of fiscal 2012.

The Company's current assets at June 30, 2012 of  $2,853,421 are 3.1 times current liabilities, there is no long-term debt and working capital is $1,923,219. These compare to June 30, 2011 current assets of $2,958,909 that were 3.8 times current liabilities, no long-term debt and working capital of $2,179,908. At June 30, 2012 shareholder's equity was $2,286,663 or $1.64 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2012, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2012	2011	2012	2011
Net sales	$1,271,803	$1,276,544	$3,631,842	$3,702,083
Income (loss) before Income tax	(170,975)	(125,949)	(578,896)	(657,612)
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	(170,975)	(125,949)	(578,896)	(657,612)

Basic income (loss) per share	(.12)	(.10)	(.43)	(.52)
Diluted income (loss) per share	(.12)	(.10)	(.43)	(.52)

Weighted average shares outstanding	1,394,278	1,248,095	1,346,261	1,248,095